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EXHIBIT 10.42

WI-FI HOTSPOT DEVELOPMENT AGREEMENT
This Wi-Fi Hotspot Development Agreement is made as of the 1st day of February, 2004, by and between StarSpan Wi-Fi, Inc. ("Development Partner"), and Air-Q Wi-Fi Corporation ("AIR-Q").
WHEREAS, Development Partner possesses experience in the Wi-Fi hotspot business; and

WHEREAS, AIR-Q is a publicly-held company and files periodic reports pursuant to the requirements of the Securities Exchange Act of 1934, with its common stock quoted on the OTC Bulletin Board under the symbol “AQWF”; and

WHEREAS, AIR-Q desires to have Development Partner sell Wi-Fi hotspots to AIR-Q as Development Partner completes construction thereof, and Development Partner desires to sell all of its right, title and interest in and to each such Wi-Fi hotspot to AIR-Q;

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed:
I. WI-FI HOTSPOT IMPLEMENTATION
A.

From and after the date of mutual execution of this Agreement, Air-Q and Development Partner shall work together to establish one or more Wi-Fi hotspots (the “Q-Spots”). Q-Spots shall be categorized as follows: (1) Standard Q-Spot, which shall be a stand-alone Q-Spot that provides service at a single, discrete location, such as a restaurant; and (2) Non-Standard Q-Spot, which shall be comprised of a location containing two or more Q-Spots that provide service at such location, such as hotel or airport. With respect to each Standard Q-Spot and Non-Standard Q-Spot, the parties shall execute a Q-Spot Development Memorandum and Assignment (a “Development Memorandum”), in the appropriate form included in Exhibit “A” attached hereto.

B.	As to each Standard Q-Spot:
1.	AIR-Q shall:
a.	Upon the mutual execution of a Development Memorandum, deliver to Development Partner all equipment and software necessary for the installation of an operational Q-Spot.
b.	Upon the successful installation and network integration of each Q-Spot, AIR-Q shall deliver to Development Partner the following consideration:
(1)	a number of shares of AIR-Q’s $.001 par value common stock with a value equal to $2,000; and
(2)	$225.00 in cash.
c.	Pay to Development Partner the sum of $75.00 for each necessary service and maintenance event related to a Q-Spot purchased by AIR-Q hereunder.
d.	Provide access to its Wi-Fi network and all customer service functions, including, without limitation, customer billing and collections, at its cost.
2.	Development Partner shall:
a.

Unless otherwise agreed to in writing, within 30 days (or such other mutually acceptable period not to exceed 60 days, which period shall be reduced to a writing signed by both parties) of receipt of the Q-Spot equipment and related software, Development Partner shall, directly, or through agents, at its expense, install the subject Q-Spot and integrated such Q-Spot into AIR-Q’s network.

b.	Provide necessary services for each service and maintenance event related to a Q-Spot purchased by AIR-Q hereunder, at a cost of $75.00 per event.
c.	Provide a connection to the Internet, at its cost.
3.	The gross revenues associated with each Standard Q-Spot shall be divided as follows:
a.	With respect to the first 1,000 Standard Q-Spots purchase by AIR-Q hereunder, the gross revenues shall be divided:
(1)	60% to AIR-Q; and
(2)	40% to Development Partner.
b.	With respect to the next 1,000 Standard Q-Spots purchased by AIR-Q hereunder, the gross revenues shall be divided:
(1)	55% to AIR-Q; and
(2)	45% to Development Partner.
c.	With respect to each Standard Q-Spot over 2,000 purchased by AIR-Q hereunder, the gross revenues shall be divided:
(1)	50% to AIR-Q; and
(2)	50% to Development Partner.
Sums owing to Development Partner under this Section I.B.3. shall be paid by AIR-Q monthly in arrears on or before the 15th day of each month, for the preceding month.
C.

As to each Non-Standard Q-Spot, AIR-Q shall deliver to Development Partner such consideration, which may include shares of AIR-Q’s common stock, as may be negotiated by AIR-Q and Development Partner, the terms of which shall be reduced to a writing signed by both parties in the appropriate form of Development Memorandum attached hereto has Exhibit “A”.

The shares of AIR-Q common stock delivered pursuant to Sections I.B. and I.C. are referred to herein as the “Q-Spot Shares”.

For purposes of determining the number of Q-Spot Shares to be delivered to Development Partner pursuant to Sections I.B. and I.C., each share of common stock shall be valued at the average closing sale price of AIR-Q’s common stock, as reported by the primary trading market for Air-Q’s common stock, for the five trading days immediately preceding the date of successful integration of a Q-Spot into AIR-Q’s network – by way of example only, should the average closing sale price of AIR-Q’s common stock be $2.00, then, with respect to a the subject Q-Spot, Development Partner would be issued 1,000 shares of AIR-Q common stock ($2,000 of AIR-Q common stock ÷ $2.00 closing sale price = 1,000 shares of AIR-Q common stock).

D.

Should Development Partner fail to complete its installation efforts within the period described in Section I.B.2.a. above, then AIR-Q shall not be required to deliver the consideration set forth in Section I.B.1.b.; provided, however, that the time of any installation delays caused by events beyond the reasonable control of Development Partner shall not be included in determining Development Partner’s compliance with the provisions of Section I.B.2.a. above.

II. REPRESENTATIONS OF AIR-Q
AIR-Q represents and warrants to Development Partner that:
A.	AIR-Q will cooperate fully and timely with Development Partner to enable Development Partner to perform its obligations hereunder.
B.	The execution and performance of this Agreement by AIR-Q has been duly authorized by the board of directors of AIR-Q.
C.

The performance by AIR-Q of this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provisions of the organizational documents of AIR-Q or any contractual obligation by which AIR-Q may be bound.

D.	The Q-Spot Shares will, upon issuance, be validly issued, fully paid and non-assessable.
III. REPRESENTATIONS OF DEVELOPMENT PARTNER
AIR-Q represents and warrants to Development Partner that:
A.	Upon delivery, none of the Q-Spots will be operating as a part of a going business.
B.

With respect to Development Partner’s obligations under Section I.B.2.b, Development Partner represents and warrants that it will, at all times, maintain an Internet connection to each Q-Spot deployed hereunder at such level so as to permit each such Q-Spot to provide Internet access to users at advertised data transfer speeds. Development Partner further represents and warrants that each such Internet connection shall be operational not less than 99.00% during each calendar month of Q-Spot operation. Development Partner agrees that, for each month that one of Development Partner’s Internet connections shall not achieve such 99.00% operational level, then AIR-Q shall be entitled to withhold, with respect to the associated Q-Spot, the monthly payment for that month required to be made pursuant to Section I.B.3. Development Partner further agrees that, should any Internet connection of Development Partner fail to achieve the 99.00% operational level for any two months out of any 12-month period, then Development Partner shall forfeit any right, title and interest in and to the associated Q-Spot and Development Partner shall forthwith execute an assignment, in form satisfactory to AIR-Q, pursuant to which all of Development Partner’s right, title and interest in and to such Q-Spot, including any and all lease agreements and bandwidth agreements associated therewith, shall be assigned to AIR-Q. It is specifically agreed by AIR-Q and Development Partner that the time of any service interruption that is attributable to events beyond the reasonable control of Development Partner shall not be included in calculations made pursuant to this Section III.B.

C.	Development Partner represents and warrants that it will use its best efforts to establish Q-Spots hereunder and to perform service and maintenance functions.
D.	The execution and performance of this Agreement by Development Partner has been duly authorized by the board of directors or equivalent body of Development Partner.
E.

The performance by Development Partner of this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provisions of the organizational documents of Development Partner or any contractual obligation by which Development Partner may be bound.

F.

Development Partner represents and warrants that it is a sophisticated investor and has investigated AIR-Q, its financial condition, business and prospects, and has had the opportunity to ask questions of, and to receive answers from, AIR-Q with respect thereto. Development Partner acknowledges that it is aware that AIR-Q currently lacks adequate capital to pursue its full plan of business.

G.

Development Partner represents and warrants that the Q-Spot Shares are being acquired by it solely for its own account for investment purposes only and not for the account of any other person and not for distribution, assignment or resale to others.

H.	Development Partner consents to the placement of the following legend, or a legend similar thereto, on the certificates representing the Q-Spot Shares to be issued hereunder:

THESE SECURITIES HAVE BEEN ISSUED IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION AFFORDED BY SECTION 4(2) OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT ANY SUCH PROPOSED TRANSFER IS IN ACCORDANCE WITH ALL APPLICABLE LAWS, RULES AND REGULATIONS.

IV. MISCELLANEOUS
A.

Term. The term of this Agreement shall commence upon the mutual execution of this Agreement and shall continue for one year. At the expiration date, this Agreement shall continue for an additional one-year terms, provided neither party hereto submits a notice of termination at least sixty days prior to the expiration of the initial or any renewal term. This Agreement may be terminated by AIR-Q, without cause, at any time, on 30-days’ written notice. However, it is specifically agreed by AIR-Q and Development Partner that, for so long as any revenues are derived from Standard Q-Spots and Non-Standard Q-Spots developed hereunder, Development Partner shall be paid all sums due it under Section I.B.3.

B.

Disclosure of Information. Until such time as the same may become publicly known, the parties agree that any information provided to either of them by the other of a confidential nature will not be revealed or disclosed to any person or entity, except in the performance of this Agreement, and upon completion of Development Partner's services and upon the written request of AIR-Q, any original documentation provided by AIR-Q will be returned to it. Development Partner, including its affiliates, will not directly or indirectly buy or sell the securities of AIR-Q at any time when it or they are privy to non-public information.

C.	Public Announcements. AIR-Q shall have the sole right to issue a press release or other public statements regarding the existence of this Agreement.
D.

Notices. All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address as to which notice pursuant to this section may be given, and shall be given by personal delivery, by certified mail (return receipt requested), Express Mail or by national or international overnight courier. Notices will be deemed given upon the earlier of actual receipt of three (3) business days after being mailed or delivered to such courier service.

Notices shall be addressed to Development Partner at:
StarSpan Wi-Fi, Inc., Attention: Jerry Genschorck, 1300 West Lodi Avenue, Suite A-15, Lodi, California 95242; (209) 368-0707
Notices shall be addressed to AIR-Q at:
Air-Q Wi-Fi Corporation, Attention: David Loflin, 5555 Hilton Avenue, Suite 207, Baton Rouge, Louisiana 70808; (225) 923-1036
E.

Arbitration. In the event of a dispute between the parties arising out of this Agreement, both Development Partner and AIR-Q agree to submit such dispute to arbitration before the American Arbitration Association (the "Association") at its Dallas, Texas, offices, in accordance with the then-current rules of the Association; the award given by the arbitrators shall be binding and a judgment can be obtained on any such award in any court of competent jurisdiction. It is expressly agreed that the arbitrators, as part of their award, can award actual and reasonable attorneys fees to the prevailing party.

F.

No Assignment. This Agreement is not assignable in whole or in any part, and shall be binding upon the parties, their heirs, representatives, successors or assigns. In the event of a sale of the going business, equity ownership or substantially all of the assets of Development Partner, AIR-Q shall not unreasonably withhold consent to such sale; provided, however, that AIR-Q shall not be required to consent to any such sale to a competitor of AIR-Q.

G.

Counterparts. This Agreement may be executed in multiple counterparts which shall be deemed an original. It shall not be necessary that each party execute each counterpart, or that any one counterpart be executed by more than one party, if each party executes at least one counterpart.

H.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

AIR-Q WI-FI CORPORATION

By:	/s/ DAVID LOFLIN
David Loflin President

STARSPAN WI-FI, INC.

By:	/s/ JERRY GENSCHORK
Jerry Genschorck President